Exhibit 8.1

SUBSIDIAIRES OF TUNGRAY TECHNOLOGIES INC

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
Tungray Intelligent Technology Ltd	British Virgin Islands	June 21, 2022	100%
Tungray Electronics Ltd	British Virgin Islands	June 21, 2022	100%
Tungray Motion Ltd	British Virgin Islands	June 21, 2022	100%
Tungray Technology Pte. Ltd.	Singapore	July 14, 2022	100%
Tung Resource Pte Ltd	Singapore	July 9, 1996	100%
Tungray Singapore Pte. Ltd.	Singapore	June 21, 2007	100%
Tongsheng Intelligence Technology Development (Shenzhen) Co., Ltd.	Shenzhen, PRC	August 22, 2022	100%
Qingdao Tungray Intelligent Technology Co., Ltd.	Qingdao, PRC	September 30, 2017	100%
Qingdao Tongri Electric Machines Co., Ltd.	Qingdao, PRC	December 26, 2001	100%
Tungray Industrial Automation (Shenzhen) Co., Ltd.	Shenzhen, PRC	May 27, 2010	100%
Tongsheng Intelligent Equipment (Shenzhen) Co., Ltd.	Shenzhen, PRC	October 25, 2021	70%
Xi’an Tungray Intelligent Industrial Technology Co., Ltd.	Xi’An, PRC	June 25, 2023	99.98%